Rowe Group -  Clean Energy Combustion Systems Inc Agreement

This Agreement is executed on this 27th day of July, 2000, by and between "The Rowe Group" and "Clean Energy Combustion Systems, Inc. ("CECSI")."

Whereas, Clean Energy Combustion Systems, Inc., is in the business of entering into royalty, licensing, joint venture and/or manufacturing agreements with established national and international heat transfer industry manufacturers, with the objective of introducing a variety of CECSI's patented and innovative pulse blade combustion and diesel technology burner units into various selected market segments; and

Whereas, The Rowe Group is in the business of strategic business development, media and investor communications, management consulting, marketing and sales management, coordinating strategic alliances, and crisis management.

Now, therefore it is agreed as follows:

  The Rowe Group will assist CECSI with the preparation of its initial listing on a public stock exchange and other related activities by increasing the visibility and profile of CECSI; providing a full range of investor and media relations services as specified below; and providing other specified business services.

  To accomplish the goals of Paragraph I, The Rowe Group will implement on behalf of CECSI the following:

  Strategic Investor Relations Plan designed to provide maximum positive exposure and results, whereby The Rowe Group will:

  Establish and maintain a North American presence for CECSI so that investors, potential investors, trade and business media, and others can receive printed information, brochures and other information via telephone or Email.

  Create and maintain lists of brokers, investment analysts, investors, potential investors, business and general news media.

  Expose CECSI to The Rowe Group's proprietary list of active investors interested in small-cap, high-tech stocks.

  Represent CECSI to, and/or prepare CECSI principals for interviews with, brokers, investment analysts, investors, potential investors, business and general news media.

  Create and develop multi-media support material to accomplish the objectives above, including but not limited to PowerPoint presentations, digitized video (CD) demonstrations and explanations of the technology, web page support, and periodic update and briefing materials for current and potential future investors.

B) Media Relations Plan designed to foster and maintain awareness and enthusiasm throughout North American markets and elsewhere, including:

  Announcements of milestones (contracts, deployments, etc.).

  Preparation of CECSI principals for participation in technology conferences.

  Announcements of CECSI participation in technology conferences.

  Testimonials of environmental, technical and scientific experts.

  Testimonials of licensees of CECSI technology in initial and ongoing deployments.

  Drafting and editing materials for targeted distribution to general news media; technical and scientific publications; trade publications including the burner industry, waste fuel-related industries and the environmental industry; and financial media.

  Coordination of media / investor / broker / analyst interviews and tours for demonstration of CECSI's technology.

C) Strategic Marketing Plan (when appropriate, as determined by CECSI management), designed to create awareness and acceptance of CECSI technology in targeted markets and to generate support of CECSI technology as "best available technology" among government agencies having influence over market trends.

Compensation: In consideration of the aforementioned services, CECSI will provide to The Rowe Group a monthly retainer of US$5,000 during the initial 12-month period of September 1st, 2000, through August 31, 2001; and unrestricted options set aside to purchase 200,000 shares of CECSI stock and issued to The Rowe Group as follows, each share exercisable within one year of issue date as defined under MILESTONE column below:

I.
	MILESTONE	SHARES	PURCHASE PRICE PER SHARE
A.	Immediate	50,000	US$2.00
B.	The sooner of i) trading publicly at US$5.00 or ii) four months from the effective date of this contract if not yet publicly traded	50,000	US$2.50 when publicly traded at US$5.00 or US$2.00 at four months from the effective date of this contract if not yet publicly traded Whichever event is sooner
C.	The sooner of i) trading publicly at US$7.00 or ii) eight months from the effective date of this contract if not yet publicly traded	50,000	US$3.50 when publicly traded at US$7.00 or US$2.00 at eight months from the effective date of this contract if not yet publicly traded Whichever event is sooner
D.	The sooner of i) trading publicly at US$10.00 or ii) twelve months from the effective date of this contract if not yet publicly traded	50,000	US$5.00 when publicly traded at US$10 or US$2.00 at twelve months from the effective date of this contract if not yet publicly traded Whichever event is sooner

And,

II.

Monthly out of pocket expenses will be paid upon a receipted and clearly defined expense form, with requests accepted in writing for anything over $2,000.

This agreement will become effective on the date below when the parties sign. In the event either party has defaulted in its performance of this agreement, the other party shall provide written notification to the defaulting party of such default. If the defaulting party fails to correct such default within 60 days, the other party, upon written notice to the defaulting party, may terminate this agreement and recover whatever damages may be recoverable against the defaulting party by operation of law.

Changes to this Agreement must be made in writing and signed by all parties hereto. The Agreement will be governed by the Laws of the Province of British Columbia, Canada and any dispute arising from this Agreement will be settled by mandatory and binding arbitration in accordance with the rules of the BC Arbitration Act.

Agreed and accepted:

Anthony J. Castagno, President, The Rowe Group

/s/ Anthony J. Castagno Date: July 27, 2000

John P. Thuot, President, Clean Energy Combustion Systems, Inc.

/s/ John P. Thuot Date: July 27, 2000